Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Aeolus Pharmaceuticals, Inc. on Form S-8 (File Nos. 333-12923, 333-53017, 333-33636, 333-94169, 333-58754, 333-99421, 333-98635, 333-98637, 333-99421-99, 333-115499, 333-121424, 333-121425 and 333-141633), of our report dated December 5, 2007, appearing in the Annual Report on Form 10-K of Aeolus Pharmaceuticals, Inc. for the year ended September 30, 2007, which includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern.

/s/ HASKELL & WHITE LLP

HASKELL & WHITE LLP

Irvine, California
December 12, 2007